Exhibit 99.1.

Videolan Technologies Announces It Will Cease Operations

LOUISVILLE, Ky. --Jan. 5, 1998--Videolan Technologies Inc. announced today that it will cease operations effective immediately. The company was informed today that the source that had been providing ongoing interim financing for the company would not provide any further funding in the near future. As such, the company does not have sufficient cash available to continue its operations and therefore must lay off all but a few of its employees today. The lack of funding will also prevent the company from fulfilling the purchase orders that have been previously announced. Management of the company will seek to locate buyers for the company's assets. However, the company anticipates that the amount that will be realized from any such sale would be insufficient to allow any distributions to the company's shareholders upon the company's liquidation.